EXHIBIT 3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

THE INTERCEPT GROUP, INC.

ARTICLE ONE

NAME

The name of the corporation is The InterCept Group, Inc.

ARTICLE TWO

CAPITALIZATION

The total number of shares of all classes which the Corporation has authority to issue is fifty-one million (51,000,000), of which fifty million (50,000,000) shares shall be designated as “Common Stock,” and one million (1,000,000) shares shall be designated as “Preferred Stock.” The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a) the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(b) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(g) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

Series A 8% Cumulative Preferred Stock

There is hereby designated, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series thereof to consist of 30,000 shares, and the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the shares of such series (in addition to those set forth in the Corporations Articles of Incorporation which are applicable to the Preferred Stock of all series) shall be as follows:

1. Designation. The designation of this series of Preferred Stock shall be 8% Cumulative Preferred Stock, Series A (hereinafter called “Series A”). The stated value of Series A is $100 per share.

2. Dividends. Holders of shares of Series A shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor, cash dividends at the annual rate of 8% of the stated value per share, or $8.00 per share. Dividends on each share of Series A at such annual rate will be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year, commencing October 1, 1996, or, if later, the first April 1, July 1, October 1, or January 1 occurring after the issuance of such

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share. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends will be cumulative from the date of original issue, and dividends payable on shares of Series A on October 1, 1996 (or such later date, if applicable) will be based on the number of days that shall have elapsed since the date of original issue of such shares of Series A. Dividends payable on Series A for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series A for each full dividend period shall be computed by dividing the annual dividend rate by four. Holders of Series A shall not be entitled to any dividend, whether payable in cash, property or securities, in excess of full cumulative dividends on Series A. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends paid on shares of Series A in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata among all such shares at the time outstanding.

If there shall be outstanding shares of any other series of Preferred Stock of the Corporation ranking junior to or on a parity with Series A as to dividends, no full dividends shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set apart for such payment on Series A for all dividend payment periods ending on or before the date of payment of such full cumulative dividends. When dividends are not paid in full or are in arrears on Series A and on any other series of Preferred Stock ranking on a parity as to dividends with Series A, all dividends declared upon all outstanding shares of Series A and shares of such other series of Preferred Stock shall be declared pro rata so that the amounts of dividends declared per share on Series A and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A and such other Preferred Stock to the date of such dividend payment bear to each other.

Unless full cumulative dividends on all outstanding shares of Series A shall have been paid or declared and set apart for payment for all past dividend payment periods, (i) no dividends may be paid or declared and set apart for payment, or other distribution made (other than dividends or distributions in Common Stock or any other stock ranking junior to Series A) upon the Common Stock or on any other stock of the Corporation ranking junior to Series A, and (ii) no Common Stock, or any other stock of the Corporation ranking as to dividends or upon liquidation junior to, or on a parity with, Series A, may be redeemed, purchased or otherwise acquired for any consideration (nor may any payment be made or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation (except for onversion of such junior or parity stock into, or exchange of such junior or parity stock for, stock ranking junior to Series A as to dividends and upon liquidation).

3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A are entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of the

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Corporation ranking as to such a distribution junior to the shares of Series A, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Series A will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the amounts payable with respect to the liquidation preference of the Series A and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A are not paid in full, the holders of the Series A and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

4. Redemption at the Option of the Corporation. The Series A is redeemable at the option of the Corporation for cash at any time or from time to time, in whole or in part, on at least 10 but not more than 90 days’ notice. With respect to any such redemption at the option of the Corporation, shares of Series A will be redeemable at 110% of the stated value per share, or $110 per share, together in each case with accrued but unpaid dividends to the date of redemption.

5. Redemption at the Option of the Holder. At any time after the third anniversary of the initial issuance of shares of Series A, any holder of Series A may tender all or part of his Series A for redemption at a price equal to 100% of stated value, or $100 per share, together with accrued but unpaid dividends to the date of redemption. All such tendered shares of Series A received by the Corporation on or before the thirtieth day prior to the sixth or any subsequent anniversary date of the initial issuance will be redeemed on such anniversary date, subject, however, to proration (rounded down to the nearest whole share) at the Corporation’s election if more than twenty percent (20%) of the number of shares of Series A initially issued have been tendered for redemption during the twelve months ending on such thirtieth day prior to such anniversary date. The Corporation must redeem twenty percent (20%) of the number of shares of Series A initially issued and at its sole discretion may elect to redeem any greater percentage up to and including one hundred percent (100%) of all tendered shares.

6. Voting Rights. The holders of the Series A will have no voting rights except as otherwise expressly required by applicable law.

7. Other Aspects. No holder of shares of Series A will have any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. Shares of Series A, when issued, shall be validly issued, fully paid and nonassessable. The shares of Series A shall not be subject to any mandatory redemption or sinking fund or other obligation of the Corporation to redeem or retire Series A, other than the obligation to redeem shares of Series A at the option of the holders thereof.

The Series A shall rank prior to the Common Stock of the Corporation as to dividends and upon liquidation of the Corporation.

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Common Stock

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Articles of Incorporation, including, but not limited to, the following rights and privileges:

(a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE THREE

REGISTERED OFFICE AND AGENT

The registered agent of the Corporation shall be John W. Collins at the Company’s principal office indicated below.

ARTICLE FOUR

MAILING ADDRESS OF PRINCIPAL OFFICE

The mailing address of the principal office of the Corporation is 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30371.

ARTICLE FIVE

LIMITATION ON DIRECTOR LIABILITY

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

(a) any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;

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(b) acts or omissions that involve intentional misconduct or a knowing violation of law;

(c) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the “Code”); and

(d) any transaction from which the director derived an improper personal benefit.

If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

Any repeal or modification of the foregoing provisions of this Article Five shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SIX

BOARD AND SHAREHOLDER ACTION

REQUIRED FOR CERTAIN TRANSACTIONS

The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

(a)	a sale of all or substantially all of the assets of the Corporation;

(b)	a liquidation or dissolution of the Corporation;

(c)	the merger, consolidation or reorganization of the Corporation, unless the shareholders of the Corporation immediately prior to such transaction own at least a majority of the combined voting power of the Corporation resulting from such merger, consolidation or reorganization; or

(d)	any increase in the number of directors above 12 directors;

provided, further, that the affirmative vote of the holders of 66 2/3% of the Common Stock is required for shareholder approval of any action outlined in the clauses above.

ARTICLE SEVEN

DIRECTORS

The Corporation shall have not less than four nor more than 12 directors, and the number of directors shall be set by the Board of Directors as provided in the Company’s bylaws. The Board of Directors shall be divided into three classes to be known as Class I,

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Class II, and Class III, which shall be as nearly equal in number as possible. Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director’s term, such director shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors, on January 16, 1998 and by the shareholders in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on January 30, 1998.

/s/ JOHN W. COLLINS
John W. Collins Chief Executive Officer

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ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

THE INTERCEPT GROUP, INC.

Article I

The name of the corporation is The InterCept Group, Inc.

Article II

Effective February 25, 2002, Article I of the Articles of Incorporation of The InterCept Group, Inc. shall be amended to read as follows:

“The name of the corporation is InterCept, Inc.”

All other provisions of the Articles of Incorporation shall remain in full force and effect.

Article III

This amendment was duly approved by the board of directors in accordance with the Georgia Business Corporation Code and adopted on January 23, 2002. Shareholder action was not required.

Article IV

The Corporation hereby undertakes to publish a notice of the filing of the articles of amendment as required by subsection (b) of Section 14-2-1006.1 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officer as of this 12th day of February, 2002.

THE INTERCEPT GROUP, INC.

By:	/s/ SCOTT R. MEYERHOFF
Name:	Scott R. Meyerhoff
Title:	Senior Vice President and Chief Financial Officer

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF INTERCEPT, INC.

In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the “Code”), INTERCEPT, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is InterCept, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation are hereby amended to provide for the elimination of the current Series A 8% Cumulative Preferred Stock set forth in Article Two thereof of which no shares are currently issued and outstanding, and the establishment and designation of a new “Series A Preferred Stock” which shall supercede and replace the language concerning the Series A 8% Cumulative Preferred Stock in Article Two with the terms, preferences, limitations and relative rights set forth on Exhibit ”A” attached hereto and made a part hereof.

3.	The foregoing resolution containing the amendment was duly adopted on September 16, 2003, by the Corporation’s Board of Directors.

4.	Such amendment was duly adopted by the Board of Directors and shareholder action was not required, pursuant to the authority granted in Article Two of the Corporation’s Articles of Incorporation and Section 14-2-602 of the Code.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 16th day of September, 2003.

INTERCEPT, INC.

By:	/s/ Gregory L. Boggs
Name:	Gregory Lynn Boggs
Its:	President and COO

EXHIBIT A

DESIGNATIONS OF PREFERENCES, LIMITATIONS,

AND RELATIVE RIGHTS OF SERIES A

PREFERRED STOCK OF

INTERCEPT, INC.

SECTION 1. DESIGNATION OF AMOUNT; RANKING.

Of the 1,000,000 authorized shares of Preferred Stock, no par value, 120,000 shall be a series designated as Series A Preferred Stock (hereinafter referred to as “Series A Preferred”). The Series A Preferred shall have an original purchase price of $100.00 per share (as appropriately adjusted to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred, the “Series A Original Price”). With respect to dividend rights, liquidation rights and redemption rights as provided for in the Corporation’s Amended and Restated Articles of Incorporation (including this Amendment, the “Restated Articles”), the Series A Preferred shall rank senior to all Junior Stock.

SECTION 2. REDUCTION OF AUTHORIZED SHARES.

The number of shares of Series A Preferred may be reduced or eliminated by the Board or a duly-authorized committee thereof in compliance with the Georgia Business Corporation Code and the terms hereof; provided, however, that no decrease shall reduce the number of shares of any such series to less than the sum of the number of shares of such series then issued and outstanding, plus the number of shares of such series issuable pursuant to rights or warrants then outstanding to subscribe for or purchase shares of such series, plus the number of shares of such series issuable upon the exercise of any options then outstanding to purchase shares of such series, plus shares of such series issuable upon exercise, conversion or exchange of any securities then outstanding that are exercisable, convertible or exchangeable for shares of such series.

SECTION 3. CERTAIN DEFINITIONS.

For purposes of this Amendment, the following definitions shall apply:

“Amendment means this Designation of Preferences, Limitations, and Relative Rights of Series A Preferred Stock of InterCept, Inc.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day excluding Saturday, Sunday and any day which shall be, in the State of Georgia, a legal holiday or a day on which banking institutions in the State of Georgia are authorized by law to close.

“Change of Shares” has the meaning assigned to such term in Section 8(e)(ii) hereof.

“Closing Bid Price” of any security, for each trading day, means the price at which such security was last exchanged on the Stock Market during such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day or if there is no closing bid price, the last sale price of such security, regular way.

“Common Stock” means the common stock, no par value, of the Corporation.

“Convertible Securities” has the meaning assigned to such term in Section 8(e)(vi)(C) hereof.

“Corporation” means InterCept, Inc., a corporation organized and existing under the laws of the State of Georgia.

“Dilutive Issuance” has the meaning assigned to such term in Section 8(e)(ii) hereof.

“Distribution” has the meaning assigned to such term in Section 4(c) hereof.

“Fair Market Value” of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a Majority of the Series A Preferred, except that (i) the Fair Market Value of cash is its face amount and (ii) the Fair Market Value of any marketable securities equals the average Closing Bid Price of such securities for the fifteen trading days immediately prior to the date of determination of the Fair Market Value of such marketable securities. If the Corporation and the holders of a Majority of the Series A Preferred are unable to reach agreement on any valuation of property or securities, such valuation shall be submitted to, and determined by, a nationally recognized independent investment bank selected by the Board and the holders of a Majority of the Series A Preferred (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

“Junior Stock” means any class or series of equity securities of the Corporation now existing or hereafter created, including, without limitation, the Common Stock, which by the terms of creation of such class or series ranks junior to the Series A Preferred with respect to dividend rights, liquidation rights and/or redemption rights.

“Issuance Date” means the date of original issuance of the Series A Preferred.

“Liquidation” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

“Majority of the Series A Preferred” means more than 50% of the outstanding shares of Series A Preferred.

“Notice” has the meaning assigned to such term in Section 8(f) hereof.

“Person” means any natural person and any corporation, partnership, joint venture, limited liability company or any other entity, organization or association.

“Registered Holders” means, at any time, the holders of record of Series A Preferred.

“Sale Event” means (i) any merger, consolidation, combination, reorganization or other similar transaction, approved by the majority of the Board, in which the Corporation is not the surviving entity or in which securities of the Corporation constituting in excess of 50% of the voting power of the Corporation are exchanged for, or changed into, cash, property or securities of another Person, or (ii) the sale of all or substantially all of the assets of the Corporation in a transaction approved by the majority of the Board.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Price” has the meaning assigned to such term in Section 8(c)(i) hereof.

“Series A Liquidation Amount” has the meaning assigned to such term in Section 5(a) hereof.

“Series A Original Price” has the meaning assigned to such term in Section 1 hereof.

“Series A Preferred” has the meaning assigned to such term in Section 1 hereof.

“Stock Market” means, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

“Subsidiary” means any corporation, limited liability company or other entity, a majority of the voting stock or interests of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

“Voting Stock” means any shares of capital stock of the Corporation having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency). Without limitation of any such shares that might constitute Voting Stock, the Common Stock and the Series A Preferred are Voting Stock.

SECTION 4. DIVIDENDS.

(a) The holders of shares of Series A Preferred shall be entitled to receive per share dividends in the amounts set forth below:

(i) From the Issuance Date through March 31, 2004, at the rate of five percent (5%) of the Series A Original Price per annum;

(ii) From April 1, 2004 through March 31, 2005, at the rate of four percent (4%) of the Series A Original Price per annum; and

(iii) Thereafter, at the rate of three percent (3%) of the Series A Original Price per annum.

Such dividends shall be paid when and as declared by the Board or, if earlier, upon the earliest to occur of (1) a Liquidation, (2) a Sale Event, (3) a mandatory conversion of the Series A Preferred pursuant to Section 8(b) hereof or (4) an optional conversion of the Series A Preferred pursuant to Section 8(a) hereof (but only with regard to the shares so converted). Any such dividends shall be paid “in kind” by issuance of a number of shares of Series A Preferred equal to (x) the aggregate dividend amount so payable divided by (y) the Series A Original Price. The Board of Directors of the Corporation may fix a record date for the determination of holders of Series A Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(b) As long as any shares of Series A Preferred shall remain outstanding, in no event shall any dividend be declared or paid upon, nor shall any distribution be made upon, any Junior Stock (other than a dividend or distribution in respect of the Common Stock payable solely in shares of Common Stock), nor shall any monies be paid to or made available for a sinking fund for the purchase of or redemption of shares of any Junior Stock, unless and until all accrued but unpaid dividends in respect of the Series A Preferred shall have been declared and paid in full in shares of Series A Preferred. In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or on any shares of Junior Stock that are convertible into Common Stock, it shall, at the same time, pay to each holder of Series A Preferred (in addition to any other payment such holder is entitled to receive pursuant to the preceding sentence), a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

(c) For purposes of this Section 4, unless the context otherwise requires, “Distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise (but not including a distribution in respect of the outstanding Common Stock payable only in shares of Common Stock), or the purchase or redemption of shares of the Corporation (other than repurchases of shares of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase that are approved by the Board) for cash or property, including, without limitation, any such transfer, repurchase or redemption by a Subsidiary.

SECTION 5. LIQUIDATION; SALE EVENT.

In the event of any Liquidation or Sale Event, distributions to the stockholders of the Corporation out of assets of the Corporation legally available for distribution to its stockholders (whether from capital or surplus) shall be made in the following manner:

(a) The holders of shares of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Stock, an amount (in the aggregate, the “Series A Liquidation Amount”) per share equal to the Series A Original Price plus any accrued but unpaid dividends (and any shares of Series A Preferred so issuable as dividends shall also be entitled to payment of their respective Series A Liquidation Amount as aforesaid). If the assets of the Corporation legally available for distribution to its stockholders are insufficient to permit the payment to the holders of Series A Preferred of the aggregate Series A Liquidation Amount, then the entire assets of the Corporation legally available for distribution to its stockholders shall be distributed ratably among the holders of Series A Preferred according to the Series A Liquidation Amount payable to each such holder.

(b) Following payment in full of the Series A Liquidation Amount as aforesaid, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of Common Stock.

(c) For purposes of this Section 5, if any assets distributed to stockholders upon a Liquidation or Sale Event consist of property other than cash, the amount of such distribution shall be deemed to be the Fair Market Value thereof at the time of such distribution.

SECTION 6. VOTING RIGHTS.

Holders of shares of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, on any and all matters upon which the holders of Common Stock have the right to vote and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred held by such holder could be converted, pursuant to the provisions of Section 8 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken. Except as expressly provided in this Amendment, or as required by law, the holders of Voting Stock shall vote together, and not as separate classes, on any matter submitted to the stockholders of the Corporation for a vote.

SECTION 7. RESTRICTIONS AND LIMITATIONS.

(a) The Corporation shall not, and shall not permit any Subsidiary to, without the prior consent of the holders of a Majority of the Series A Preferred:

(i) Amend or repeal any provision of the Restated Articles or the Bylaws of the Corporation, whether by amendment, merger or otherwise;

(ii) Amend or repeal any rights, privileges or protections of the Series A Preferred, whether by amendment of the Restated Articles, merger or otherwise;

(iii) Authorize, designate, create or issue (whether by amendment of the Restated Articles, merger or otherwise) any shares of any class or series of stock having any rights, preferences or privileges senior to or on parity with the Series A Preferred with respect to dividends, distributions, or upon a Liquidation or Sale Event or with respect to voting power (other than as to matters relating solely to such class of capital stock and other than by virtue of increased voting power commensurate with differences in original issuance price);

(iv) Approve or effect a Liquidation or a Sale Event;

(v) Permit any Subsidiary to sell or issue any of its capital stock or any right to acquire any of its capital stock to any party other than the Corporation;

(vi) Change the number of directors constituting the Board;

(vii) Increase the size of the pool of stock available for issuance under options to be granted to officers, directors, employees, consultants or others;

(viii) Authorize or issue, or obligate itself to authorize or issue, any capital stock of the Corporation (other than pursuant to option plans and the stock purchase plan currently in effect);

(ix) Make, or take any action that results in, any investment in or loan by the Corporation or any Subsidiary to any other Person other than another Subsidiary; or

(x) Change the nature of the Corporation’s business.

(b) The holders of the Series A Preferred shall not vote their shares of Series A Preferred in favor of any Sale Event that is not approved by the Board.

SECTION 8. CONVERSION.

The holders of Series A Preferred shall have the following conversion rights:

(a) Conversion at Holder’s Option. The holder of any share or shares of Series A Preferred shall have the right, at its option, to convert any such shares of Series A Preferred into Common Stock on the terms set forth herein at any time from and after the earliest to occur of:

(i) The date as of which the Closing Bid Price of the Common Stock shall have been equal to or greater than $25 per share (as adjusted for any stock splits, stock dividends or recapitalizations) for at least ten (10) consecutive trading days;

(ii) The fifth anniversary of the Issuance Date; or

(iii) Five business days prior to a Liquidation or the closing of a Sale Event.

(b) Conversion at Corporation’s Option. The Corporation shall have the right, at its option, to cause all shares of Series A Preferred to be converted Common Stock on the terms set forth herein at any time from and after the date as of which the Closing Bid Price of the Common Stock shall have been equal to or greater than $25.41 per share (as adjusted for any stock splits, stock dividends or recapitalizations) for at least fifteen (15) consecutive trading days.

(c) Number of Shares Receivable on Conversion.

(i) Upon the conversion of any share or shares of Series A Preferred pursuant to paragraph (a) or paragraph (b) above, the holder of the share or shares to be converted shall be entitled to receive such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying (i) the number of shares of Series A Preferred so to be converted by (ii) the Series A Original Price, and dividing the result by the Series A Conversion Price. For purposes hereof, the initial conversion price shall be $13.97, subject to adjustment as provided herein (such number, as so adjusted from time to time, the “Series A Conversion Price”).

(d) Mechanics of Conversion.

(i) Upon a conversion of Series A Preferred pursuant to paragraph (a) above, each converting holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number and series of shares of Series A Preferred being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

In the event that a notice to convert is given following a Notice pursuant to paragraph (f) of this Section 8 and such action described in paragraph (f) of this Section 8 is not consummated on the terms described in such notices, then the conversion shall, at the option of the holder of the Series A Preferred who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Series A Preferred tendered for conversion.

(ii) Upon a conversion of the Series A Preferred pursuant to paragraph (b) above, the outstanding shares of the Series A Preferred shall be converted automatically upon notice from the Corporation to the Registered Holders without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such a conversion, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such conversion took place.

(iii) Upon conversion of any shares of Series A Preferred, all accrued and unpaid dividends, if any, on such shares of Series A Preferred shall be paid by the Corporation to the holder or holders thereof.

(e) Adjustment of Series A Conversion Price.

(i) Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the Issuance Date, (A) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares, or (C) combine the outstanding shares of Common Stock in a lesser number of shares (any such stock dividend, subdivision or combination being herein called a “Change of Shares”), then, and thereafter upon each further Change of Shares, the Series A Conversion Price in effect immediately prior to such Change of Shares shall be proportionately decreased in the case of a Change of Shares pursuant to clause (A) or (B), and shall be proportionately increased in the case of a Change of Shares pursuant to clause (C).

(ii) Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the Issuance Date, sell or issue any shares of Common Stock for a consideration per share less than the Series A Conversion Price in effect on the date of such sale or issuance (such sale or issuance being herein called a “Dilutive Issuance”), then, and thereafter upon each further such issuance, the Series A Conversion Price in effect immediately prior to such issuance, shall be changed in accordance with the provisions of paragraph (iii) of this Section 8(e).

(iii) Whenever the Series A Conversion Price is to be adjusted as provided in Section 8(e)(ii) hereof, the Series A Conversion Price shall be changed to a price (rounded to the nearest cent) determined by multiplying the Series A Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the such Dilutive Issuance and (y) the number of shares of Common Stock which the aggregate consideration received (determined as provided in Section 8(e)(vi)(F)) for the Dilutive Issuance would purchase at the Series A Conversion Price in effect immediately prior to such Dilutive Issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the Dilutive Issuance. Such adjustment shall be made successively whenever a Dilutive Issuance is made.

(iv) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another entity (other than a Sale Event that results in the payments for the Series A Preferred as provided in Section 5 hereof), the Corporation shall cause effective provisions to be made so that each holder of a share of Series A Preferred shall be entitled to receive, upon conversion of such share thereof, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series A Preferred was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8(e). The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing assets or other appropriate entity shall assume, by written instrument executed and delivered to the Registered Holders, the obligation to deliver to the holders of Series A Preferred such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive and the other obligations under the Restated Articles. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

(v) After each adjustment of the Series A Conversion Price pursuant to this Subsection 8(e), the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Chief Financial Officer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (A) the Series A Conversion Price as so adjusted and (B) a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with its transfer agent for the Series A Preferred (if it has one) and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder affected by such adjustment at such Person’s last address as it shall appear on the registry books of the Corporation or its transfer agent, as applicable. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the transfer agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. A transfer agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

(vi) For purposes of Section 8(e)(iii) hereof, the following provisions (A) through (G) shall also be applicable:

(A) The number of shares of Common Stock deemed outstanding at any given time shall, as further provided in Section 8(e)(vi)(C) hereof, include all shares of capital stock convertible into, or exchangeable for, Common Stock (on an as converted basis) as well as all shares of Common Stock issuable upon the exercise of (1) any convertible debt, (2) warrants outstanding on the applicable date, and (3) options outstanding on the applicable date.

(B) No adjustment of the Series A Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this subparagraph (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Series A Conversion Price then in effect hereunder.

(C) In case of (1) the sale or other issuance by the Corporation (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called “Convertible Securities”), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the Series A Conversion Price as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be “Common Stock” for the purposes of Section 8(e)(iii) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Section 8(e)(iii) hereof.

(D) In case of the sale by the Corporation of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount of consideration received by the Corporation for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (2) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than the Series A Conversion Price as of the date of the sale of such Convertible Securities, then such total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be “Common Stock” for purposes of Section 8(e)(iii) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment of the Series A Conversion Price to be made in accordance with Section 8(e)(iii) hereof.

(E) In case the Corporation shall modify the rights of conversion, exchange or exercise of any of the securities referred to in paragraphs (C) and (D) above or any other securities of the Corporation convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Corporation after such modification is less than the Series A Conversion Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Corporation shall be deemed for purposes of calculating any adjustments pursuant to this Section 8(e) to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Series A Conversion Price then in effect hereunder shall forthwith be readjusted to such conversion price as would have obtained (1) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (2) had adjustments been made on the basis of the Series A Conversion Price as adjusted under item (1) of this sentence for all transactions (which would have affected such adjusted conversion price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

(F) In case of the sale of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the Corporation in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board determines in good faith; provided, however, that if holders of a Majority of the Series A Preferred disagree with such determination, the Corporation shall retain, at its own expense, an independent investment banking firm for the purpose of obtaining an appraisal.

(G) In case any event shall occur as to which the other provisions of this Section 8 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the conversion rights represented by this Section 8 in accordance with the essential intent and principles hereof then, in each such case, the holders of a Majority of the Series A Preferred may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Corporation, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the conversion rights represented herein. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to all Registered Holders and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Corporation.

(vii) Notwithstanding any other provision hereof, no adjustment to the Series A Conversion Price will be made:

(A) upon the issuance of common stock, granting of options or warrants or the exercise of options or warrants which may heretofore have been or hereafter be granted with the approval of the Board, or exercised, under any employee benefit plan of the Corporation to officers, directors or employees;

(B) upon the issuance or sale of Common Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the date of the filing of this Amendment or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Sections 8(e)(ii) or 8(e)(vi) hereof in connection with the issuance or sale of such securities or any modification of the terms thereof;

(C) upon the issuance of Common Stock or Convertible Securities as acquisition consideration in a bona fide acquisition approved by the Board (provided that the principal asset of the Person being acquired is not cash); or

(D) upon the issuance or sale of Common Stock in a public offering registered under the Securities Act.

(viii) As used in this Subsection 8(e), the term “Common Stock” shall mean and include the Corporation’s Common Stock authorized on the date of filing of this Amendment and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares issuable upon conversion of the Series A Preferred shall include only shares of such class designated in the Restated Articles as Common Stock or (A), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 8(e)(iv) hereof, the stock, securities or property provided for in such section or (B), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon conversion of the Series A Preferred as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

(f) Prior Notice of Certain Events. In case:

(i) the Corporation shall declare any dividend or any other distribution in respect of any class or series of capital stock;

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

(iv) of any consolidation or merger (including, without limitation, a Sale Event) to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 30 days prior to the applicable record date hereinafter specified, a notice (the “Notice”) stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

(g) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional share or scrip to which the holder would otherwise be entitled (after aggregating all of the shares of Series A Preferred to be converted on such date), the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Series A Conversion Price as of the close of business on the day of conversion.

(h) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Georgia, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred.

Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefore, addressed to: the Corporation at 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071, Attn: Chief Financial Officer and to a Registered Holder at such holder’s address as appearing on the books of the Corporation. Notices shall be deemed to have been given or delivered on the date of mailing, except notices of change of address, which shall be deemed to have been given or delivered when received.

(i) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred.

SECTION 9. NO AMENDMENT OR IMPAIRMENT.

The Corporation shall not amend the Restated Articles (including, for avoidance of doubt, this Amendment), except in accordance with the provisions of Section 7 hereof, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred against impairment; provided that the Corporation may obtain and rely on the approval of holders of a Majority of the Series A Preferred as conclusively establishing the good faith and validity of any matter.

SECTION 10. NO REISSUANCE OF SERIES A PREFERRED.

No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

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